CP-102374
Revision 5
Page 1 of 12

Information Use

Insider Trading

Functional Area:	Legal
Organizational Area:	Legal

Job Title/Role/Name	Signature	Date
Chief Compliance Officer/Preparer Patrick Cannon	Digitally signed by Patrick Cannon Date: 2025.02.19 12:53:14 -08'00'	
Chief Financial Officer/Reviewer Ramsey Hamady	Ramsey Hamady 2025.02.19 15:19:18 -06'00'	
Job Title/Quality Approver Printed Name	N/A	
Interim General Counsel/Approver Andrea Lachenmayr	Digitally signed by Andrea Lachenmayr Date: 2025.02.20 12:27:05 -05'00'	

Approval of final documents signifies the document review was performed, all review comments were resolved, and becomes effective when processed to a repository (released for use).

Revision Description
Section 2.0 – added statement about Company policy not to engage in transactions involving the Company's securities in violation of insider trading laws.

THIS REVISION ONLY: Optional Review

Job Title/Role/Name	Signature	Date
Job Title/Reviewer Printed Name	N/A	

Note: Refer to Approval Document Form Instructions, DI-8892-10261 for instructions to complete this form.

Template #: CP-0503-1952-F01-R17

NuScale Confidential, Proprietary Class 3

CP-102374 Revision 5 Page 2 of 12 Template #: CP-0503-1952-F01-R17 NuScale Confidential, Proprietary Class 3 CONTENTS 1.0  Purpose ............................................................................................................................ 3  2.0  Scope ............................................................................................................................... 3  3.0  Definitions and Abbreviations ....................................................................................... 3  4.0  Responsibilities ............................................................................................................... 5  4.1  Legal Department .............................................................................................................. 5  4.2  Spokespersons ................................................................................................................. 5  5.0  Instructions ...................................................................................................................... 6  5.1  No Trading While Aware of Material Nonpublic Information .............................................. 6  5.2  No "Tipping" ...................................................................................................................... 6  5.3  No Short-Term, Speculative Trading, or Hedging .............................................................. 6  5.4  Pledging of Company Securities ....................................................................................... 7  5.5  401(k) Transactions ........................................................................................................... 7  5.6  Vesting, Exercise and Tax Withholding ............................................................................. 7  5.7  Special Blackout Periods .................................................................................................. 8  5.8  Post Termination Transactions .......................................................................................... 8  5.9  Personal Responsibility and Assistance ............................................................................ 8  5.10  Regulation FD ................................................................................................................... 8  5.11  Pre-clearance Procedures and Trading Windows ........................................................... 10  6.0  References ..................................................................................................................... 12

CP-102374 Revision 5 Page 3 of 12 Template #: CP-0503-1952-F01-R17 NuScale Confidential, Proprietary Class 3 1.0 Purpose This procedure implements the Insider Trading Policy (the “Policy”). As noted in the Policy, employees of NuScale Power (“NuScale” or the “Company”) are responsible for not violating federal or state securities laws. NuScale designed the Policy to promote compliance with the securities laws and to protect NuScale and its employees from the serious civil and criminal liabilities and penalties that can result from violations of these laws. This procedure is governed by Insider Trading, PY-102375. 2.0 Scope This procedure applies to all NuScale employees and staff augmentation personnel. In addition, to promote compliance with insider trading laws, it is the Company’s policy not to engage in transactions involving the Company’s securities in violation of insider trading laws. The restrictions set forth in this procedure and any supplement to this procedure also apply to any member of an employee’s immediate family (e.g., family members who share the same household, such as a spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, in-laws and the like), anyone else living in an employee’s household other than household employees, any family members who do not live in an employee’s household but whose transactions in company securities are directed by the employee or subject to the employee’s influence or control, such as parents or children who consult with the employee before they trade in Company securities, any entity controlled by or managed by an employee, any trusts for which an employee is the trustee or has a beneficial pecuniary interest, and anyone acting on an employee’s behalf (including any broker or plan administrator effecting transactions in NuScale stock for an employee’s account), and employees are responsible for compliance with this procedure by those persons. The employee or staff augmentation personnel and any of the foregoing are considered “covered persons.” The restrictions described in this procedure are with respect to trading in securities in which the covered person has access to material, non-public information received in the course of or as a result of working for NuScale. 3.0 Definitions and Abbreviations 3.1 Blackout period – A blackout period is a temporary interval during which access to certain actions is limited or denied. The primary purpose of blackout periods in publicly traded companies is to prevent insider trading, or trading securities with the knowledge of material, nonpublic information. 3.2 Insider – Insider is a term describing a director or senior officer of a publicly traded company (as well as any person or entity, that beneficially owns more than 10% of a company's voting shares). For purposes of insider trading, the

CP-102374 Revision 5 Page 4 of 12 Template #: CP-0503-1952-F01-R17 NuScale Confidential, Proprietary Class 3 definition is expanded to include anyone who trades a company's shares based on material nonpublic knowledge. 3.3 Material information – Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold, or sell a security. Remember that even if the information is not material to the Company, it may nevertheless be material to another company, and the Company’s policies apply to trading in other companies' stock. Any information that could be expected to affect the price of the security is material. Common examples of information that may be material include:  earnings information, including revenue results, contracting activity, or other revenue projections  information about a major contract (including the award of a new contract or cancellation of an existing contract)  financial projections, forecasts or budgets  information about current, proposed, or contemplated transactions or business plans (such as mergers, joint ventures, acquisitions, dispositions, financial restructurings, tender offers, acquisitions or sales of a business segment or unit, or other significant changes in assets)  new products or discoveries or significant developments regarding customers or suppliers  changes in directors, senior management or other major personnel changes  changes in dividend policy, declaration of a stock split or the proposed or contemplated issuance, redemption or repurchase of securities  extraordinary borrowing or financial liquidity problems  changes in pricing or discount policies  institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings  changes in the Company's auditors or a notification from its auditors that the Company may no longer rely on the auditors' audit report  changes in control  material defaults under agreements or actions by creditors, clients, or suppliers relating to NuScale's credit rating  marketing changes  the interruption of production or other aspects of NuScale's business as a result of an accident, fire, natural disaster, pandemic or breakdown of labor negotiations, or any major shut-down  labor negotiations  major environmental incidents

CP-102374 Revision 5 Page 5 of 12 Template #: CP-0503-1952-F01-R17 NuScale Confidential, Proprietary Class 3  cybersecurity risks or incidents  bankruptcy concerns or developments  major events regarding NuScale's securities Both positive and negative information can be material. Federal, state, and New York Stock Exchange (NYSE) investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so employees should always err on the side of deciding that the information is material and not trade. If there are any questions regarding specific information, please contact the General Counsel. 3.4 Nonpublic information – Nonpublic information is information that is not generally known or available to the public. NuScale considers information to be available to the public only when:  it has been released to the public by the Company (or with respect to one of the Company’s customers, suppliers or another company, by such company) through appropriate channels (e.g., by means of a press release or a widely disseminated statement from a senior officer)  enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, employees should consider information to be nonpublic until the second trading day following public disclosure. This is the case regardless of the time of day when the Company releases nonpublic information. For example, if the Company discloses material nonpublic information on February 18, 2021 (either before the market opens, during market hours, or following the market close), employees may not trade until the market opens on February 22, 2021 (the second trading day after the Company's release), so long as the employee does not have any additional material nonpublic information after such release. It is important to be aware that: (i) information learned from a source outside of the Company may still constitute nonpublic information if it has not been publicly disclosed by the Company, and (ii) even if there are widespread and correct rumors about the Company, the information that is the subject of the rumors may be nonpublic if it has not been publicly disclosed or confirmed by the Company. 4.0 Responsibilities 4.1 Legal Department The Legal Department, including General Counsel, is responsible for interpreting and enforcing this procedure, and providing guidance to Company personnel on the laws and regulations governing this procedure. 4.2 Spokespersons To guard against the disclosure of material nonpublic information to the investment community, the Company has designated the following individuals as Company spokespersons:

CP-102374 Revision 5 Page 6 of 12 Template #: CP-0503-1952-F01-R17 NuScale Confidential, Proprietary Class 3  Chief Executive Officer  Chief Operating Officer  Chief Financial Officer  Vice President, Business Development  Chief Commercial Officer The spokespersons listed above are the only individuals authorized to disclose information about the Company to the public, including the investment community and the news media. In order to discharge their responsibilities effectively, all spokespersons should be kept informed of significant Company developments. Individuals who are not spokespersons should refer any inquiries from the public, including the investment community and the news media, about the Company to the Vice President, Business Development. 5.0 Instructions 5.1 No Trading While Aware of Material Nonpublic Information Employees may not trade in the stock or other securities of any company when aware of material nonpublic information (as defined above) about that company. This procedure against "insider trading" applies to trading in Company securities, as well as to trading in the securities of other companies, such as the Company’s customers, suppliers, or firms with which the Company may be negotiating a major transaction. 5.2 No "Tipping" Employees may not convey (whether through traditional forms of communication or social media or otherwise) material nonpublic information about a company to others or suggest that anyone purchase or sell any company's securities while aware of material nonpublic information about that company. This practice, known as "tipping," also violates the securities laws and can result in the same civil and criminal penalties that apply if an employee engages in insider trading directly, even if the employee does not receive any money or derive any benefit from trades made by persons to whom the employee passed material nonpublic information. This policy against "tipping" applies to information about the Company and its securities, as well as to information about other companies. This procedure does not restrict legitimate business communications to Company personnel who require the information in order to perform their business duties. Material nonpublic information, however, should not be disclosed to persons outside the Company unless the employee disclosing the information is specifically authorized to disclose such information and the person who is to receive the information has agreed, in writing, if appropriate, to keep the information confidential. 5.3 No Short-Term, Speculative Trading, or Hedging It is against Company policy for employees to engage in short-term or speculative trading in Company securities. As such, it is against Company policy for employees to

CP-102374 Revision 5 Page 7 of 12 Template #: CP-0503-1952-F01-R17 NuScale Confidential, Proprietary Class 3 trade in puts, calls, or other publicly traded or “over-the-counter” options in Company securities, or to sell Company securities short. In addition, because certain forms of hedging or monetization transactions, such as zero cost collars and forward sale contracts, involve the establishment of a short position in Company securities and limit or eliminate the ability to profit from an increase in the value of Company securities, employees are prohibited from engaging in any hedging or monetization transactions involving Company securities. 5.4 Pledging of Company Securities Because margin or foreclosure sales may occur at a time when you are aware of material nonpublic information or otherwise not permitted to trade in Company securities, employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan or otherwise. This procedure does not prohibit broker-assisted exercise or settlement of equity awards granted by the Company that may involve an extension of credit only until the sale is settled, provided that any such transaction complies with the terms of this procedure. 5.5 401(k) Transactions The prohibitions set forth in this procedure apply to an election an employee may make: (i) to begin or terminate investing in the Company’s stock under the Company’s 401(k) plan, (ii) to increase or decrease the percentage of periodic contributions under the Company’s 401(k) plan (but only if that increase or decrease results in a change to the dollar amount of an employee’s periodic contribution used to purchase Company securities), (iii) to liquidate some or all of an employee’s investment in the Company’s stock in the 401(k) plan, (iv) to borrow money, to the extent otherwise permitted, against a 401(k) plan account if the loan will result in a liquidation of some or all of the employee’s investment in the Company’s stock, and (v) to repay a 401(k) plan loan if the repayment will result in allocation of loan proceeds to the Company’s stock. However, they do not apply to purchases of Company securities in the Company's 401(k) plan resulting from periodic contributions to the 401(k) plan pursuant to a payroll deduction election made when an employee is not subject to a special blackout period or otherwise restricted from trading (pursuant to this procedure, a supplement to this procedure or otherwise) and when an employee is not aware of material nonpublic information. 5.6 Vesting, Exercise and Tax Withholding The restrictions set forth in this procedure do not apply to: (i) the exercise of Company stock options if no shares are to be sold or if there is a "net exercise," (ii) the vesting of Company stock options, restricted stock or restricted stock units or (iii) the withholding of shares by the Company to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units. Note that a "net exercise," which is not subject to the restrictions of this procedure, is the use of the underlying shares to pay the exercise price and/or tax withholding obligations, whereas a broker-assisted cashless exercise, which is subject to the restrictions in this procedure, involves the broker selling some or all of the shares underlying the option in the open market.

CP-102374 Revision 5 Page 8 of 12 Template #: CP-0503-1952-F01-R17 NuScale Confidential, Proprietary Class 3 5.7 Special Blackout Periods From time to time, the Company, through the General Counsel, may designate special blackout periods during which certain directors, officers and employees of the Company may not trade. If an employee is designated as one of those persons, that employee may not disclose to any outside third party that a special blackout period has been designated, and that employee may not trade during any such period. If anyone subject to a special blackout period directive violates a company's blackout period, corrective action, including SEC fines and penalties up to and including termination of NuScale employment may result. 5.8 Post Termination Transactions This procedure will continue to apply to transactions in Company securities after an employee’s employment or service with the Company has terminated in accordance with the following:  If an employee is aware of material nonpublic information at the time of termination, that employee may not trade in the Company’s securities until that information has been publicly disclosed or is no longer material.  If an employee is subject to a special blackout period at the time of termination, that employee may not trade in the Company’s securities until that blackout period is lifted or the General Counsel notifies that employee that the employee is permitted to trade (subject to the employee not having any other material nonpublic information at the time of the lifting of the blackout period).  If an employee is subject to the trading window pursuant to the supplement to this procedure and the window is closed at the time of termination, that employee may not trade in the Company’s securities until the next open window period opens (subject to that employee not having any material nonpublic information at the time of the opening of the window period).  If an employee is designated as a Section 16 officer at the time of termination, that employee will continue to be subject to this procedure for six months from the date of termination in addition to being subject to each of the bullets above. 5.9 Personal Responsibility and Assistance Employees should remember that employees bear the ultimate responsibility for adhering to this procedure and avoiding improper trading. If an employee violates this procedure, beyond the civil and criminal penalties the employee might otherwise face, the Company may take disciplinary action against the employee, including dismissal for cause. If there are any questions about this procedure or the application of this procedure to a particular case, employees should seek additional guidance from the General Counsel. 5.10 Regulation FD It is NuScale’s policy not to make disclosures of material nonpublic information on a selective basis. This policy is important in order to comply with Regulation FD (Fair

CP-102374 Revision 5 Page 9 of 12 Template #: CP-0503-1952-F01-R17 NuScale Confidential, Proprietary Class 3 Disclosure), a rule under the federal securities laws that prohibits companies and its employees and agents from selectively disclosing material nonpublic information to certain enumerated persons (in general, securities market professionals or holders of the Company's securities, under circumstances in which it is reasonably foreseeable that such shareholders will trade on the information) without also disclosing the information to the public. Under Regulation FD, securities market professionals include broker-dealers, analysts, institutional investors, investment advisers, institutional investment managers and investment companies, as well as other persons associated with any of the foregoing types of persons. In these guidelines, we refer to these securities market professionals and to shareholders of the Company who are reasonably likely to trade on material nonpublic information collectively as the "Investment Community." If information is disclosed selectively, under Regulation FD, the Company must make public disclosure of that information simultaneously in the case of an intentional disclosure or promptly in the case of an unintended disclosure. A disclosure is "intentional" when the person making the disclosure either knows, or is reckless in not knowing, that the information being communicated is both material and nonpublic. If a question arises as to whether information is material or nonpublic, or whether an employee is authorized to disclose information, employees should contact the General Counsel prior to disclosure of the information. If the disclosure has already occurred, you should contact the General Counsel immediately following the disclosure so appropriate actions may be taken. 5.10.1 Widespread Dissemination Company press releases must be provided simultaneously to the major wire services, financial news services and newspapers in markets having a significant relationship to the Company. Drafts of all press releases must be provided to the General Counsel who should determine, prior to issuance of the release, whether to furnish or to file a Form 8- K with the Securities and Exchange Commission (SEC). Spokespersons will also post the press release on the Company's Investor Relations section of the Company's website. The release will be moved to a website location that is identified as "historical information" once it has been followed by a quarterly earnings release. Where appropriate, a press release may be followed by a conference call. A replay or archive copy of the conference call will be made available generally for up to thirty days after the call. The public will be given adequate notice concerning the conference call, including date, time and access information both for the live call and the replay. Notice of the call will be included in the press release or in a subsequent press release disseminated a reasonable time before the call. 5.10.2 Exchange Notification If the Company intends to issue a press release shortly before the market opens or during market hours, the Company will notify the New York Stock Exchange (NYSE) of its intention to issue a press release at least ten minutes prior to providing the press release to the media and will deliver a copy of the press release to the NYSE promptly, in accordance with the requirements of the NYSE Listed Company Manual.

CP-102374 Revision 5 Page 10 of 12 Template #: CP-0503-1952-F01-R17 NuScale Confidential, Proprietary Class 3 5.10.3 Earnings Releases All earnings releases (together with any scripts to be used in connection with any related conference calls) will be reviewed and approved by the General Counsel. Within the next 48 hours, the Company may hold an earnings conference call. If the Company holds such a call, the call will be made available to investors and the media either telephonically and/or by webcast. A replay or archive copy of the conference call will be made available generally for up to thirty days after the call. The public will be given adequate notice concerning the conference call, including date, time and access information both for the live call and the replay. Notice of the call will be disseminated by press release a reasonable time before the call. Pursuant to Item 2.02 of Form 8-K, the Company will furnish to the SEC a Form 8-K identifying the earnings release and including the earnings release as an exhibit within four business days of the public announcement, but prior to any earnings conference call. The public release of any additional or updated material nonpublic information regarding the Company's results of operations or financial condition for a completed fiscal year or quarter, whether in connection with an earnings conference call or otherwise, may trigger an additional Item 2.02 reporting requirement. Therefore, spokespersons should consult with the General Counsel prior to the public release of any such additional or updated information. 5.10.4 Quiet Period During the thirty days prior to an announcement of the Company's quarterly earnings, spokespersons will not disclose any information about Company earnings or financial or business performance or prospects to the Investment Community. 5.11 Pre-clearance Procedures and Trading Windows 5.11.1 Introduction The instructions in this Section 5.11 are only applicable to Insiders. 5.11.2 Trading Windows Insiders may trade in Company securities only during the period beginning on the third trading day following the Company’s public disclosure of its earnings and ending on the thirtieth day thereafter or, in the case of the first quarter of each year, as designated by General Counsel (each such period, the "Trading Window"). Trading outside the Trading Window is prohibited without the written approval of the General Counsel. If the Trading Window closes on a non-trading day (i.e., a Saturday, Sunday or New York Stock Exchange holiday) the Trading Window will close on the completion of the immediately preceding trading day. Even if the Trading Window is open, Insiders may not trade in Company securities if they are aware of material nonpublic information about the Company or if they are subject to a special blackout period (as further described in the Insider Trading procedure). Furthermore, even if the Trading Window is open, Insiders must pre- clear all transactions in accordance with the pre-clearance procedures described below.

CP-102374 Revision 5 Page 11 of 12 Template #: CP-0503-1952-F01-R17 NuScale Confidential, Proprietary Class 3 In light of these restrictions, if Insiders expect a need to sell Company securities at a specific time in the future, Insiders may wish to consider entering into a prearranged Rule 10b5-1 trading plan, as discussed below. 5.11.3 Pre-Clearance Procedures The Company requires each Company Insider, to contact the General Counsel in advance of effecting any purchase, sale or other trade of Company securities to obtain the General Counsel's prior approval of that transaction. In addition, Insiders are encouraged to consult with the General Counsel before trading in securities of companies that have material relationships with the Company. The Company also requires pre-clearance by Insiders of Rule 10b5-1 trading plans (discussed below) and elections under employee benefit plans. Any transaction that occurs pursuant to a Rule 10b5-1 trading plan that has been pre-approved by the General Counsel will not require further pre-clearance at the time of the transaction. All requests for pre-clearance should be submitted to the General Counsel at least two business days in advance of the proposed transaction. You are responsible for personally speaking with a representative in the General Counsel's office; if you leave a voicemail message and do not hear back, you should follow up to ensure that your message was received. When you call for pre-clearance, the Company will require detailed information on the proposed transaction. This includes exactly how many shares are involved and, if stock options are involved, exactly which stock options are proposed to be exercised. You will also need to indicate the exact date the transaction is proposed to occur or other conditions to the transaction (for example, any minimum price condition) and you will need to provide contact information for the broker who will be responsible for the order. If a transaction is approved but prior to execution you become aware of material nonpublic information concerning the Company, you may not engage in the transaction and you will need to re-submit the transaction for pre-approval before engaging in the transaction. 5.11.4 Rule 10b5-1 Trading Plans In light of the restrictions on trading Company securities, as discussed in the Insider Trading Policy, PY-102375, the Company permits Company Insiders to enter into a pre- arranged Rule 10b5-1 trading plan, provided such plan complies with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the Company's policy with respect to such plans, as detailed below. Rule 10b5-1 under the 1934 Act provides for an affirmative defense against insider trading liability if trades occur pursuant to a pre-arranged "trading plan" that meets specified conditions. Under this rule, if you enter into a binding contract, instruction or written plan that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when you are not aware of material nonpublic information, you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned material nonpublic information. Arrangements under this rule may

CP-102374 Revision 5 Page 12 of 12 Template #: CP-0503-1952-F01-R17 NuScale Confidential, Proprietary Class 3 specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, a trading plan can delegate investment discretion to an independent third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan. Trading plans can be established for a single trade or series of trades. To benefit from Rule 10b5-1's protections under current law, the Insider must enter their trading plan in "good faith" and before they become privy to material non-public information. If the insider does not enter the plan in "good faith," or enters the plan after receipt of insider information, then Rule 10b5-1 provides them no protection. Recent changes to Rule 10b5-1 create additional restrictions on 10b5-1 trading plans, and new disclosure requirements. As to the restrictions, for corporate officers and directors, the cooling-off period prohibits trading under a plan until the later of (i) 90 days following plan adoption or modification, and (ii) two business days following the company's public disclosure of its financial results. For other insiders, the cooling-off period is 30 days. Officers and directors are now required to certify under oath that they were not aware of material non-public information when they adopt or amend their trading plans. Regarding disclosure requirements, the SEC's amendments require companies to publicly disclose the adoption, modification, or termination, and the material terms of trading plans held by directors and certain officers. Companies also must disclose their policies and procedures governing insider trading. It is important that you properly document the details of a trading plan. Note that, in addition to the requirements described above, there are a number of additional procedural conditions to Rule 10b5-1 that must be satisfied before you can rely on a trading plan as an affirmative defense against an insider trading charge. As noted above, these requirements include that you act in good faith, that you do not modify your trading instructions while you are aware of material nonpublic information and that you not enter into or alter a corresponding or hedging transaction or position. Because this rule is complex, the Company recommends that you work with a broker and be sure you fully understand the limitations and conditions of the rule before you establish a trading plan. All Rule 10b5-1 trading plans must be approved in advance by the General Counsel prior to implementing any such plan. In addition, all amendments, modifications and terminations of an existing Rule 10b5-1 trading plan must be reviewed and approved in advance by the General Counsel. 6.0 References 6.1 Insider Trading Policy, PY-102375. 6.2 Securities Exchange Act of 1934, Pub. L. 73-291, 48 Stat. 881 (1934). 6.3 Regulation FD, 17 CFR Part 243. 6.4 NYSE Listed Company Manual, https://nyseguide.srorules.com/listed-company-manual.